EXHIBIT 99.1

Dr. Thomas Okarma Resumes Direct Leadership of Geron’s Oncology Drug Development Activities

Dr. Fabio Benedetti Appointed Chief Medical Officer, Oncology

MENLO PARK, Calif.--(BUSINESS WIRE)--Geron Corporation (NASDAQ:GERN) today announced that President and Chief Executive Officer Thomas B. Okarma, Ph.D., M.D., has resumed his operational leadership of the company’s oncology drug development activities. In this role he replaces Alan Colowick, M.D., M.P.H., who is leaving the company to pursue other interests. Geron also announced the appointment of Dr. Fabio Benedetti as Chief Medical Officer, Oncology.

In 2007, Geron expanded the development program for its telomerase inhibitor drug, GRN163L, to four clinical trials in patients with chronic lymphocytic leukemia (CLL), solid tumor malignancies, non-small cell lung cancer and multiple myeloma at 15 medical centers in the United States. In addition, Geron built on positive data obtained in previous studies to initiate a Phase II clinical trial of its telomerase cancer vaccine, GRNVAC1, in patients with acute myelogenous leukemia. Over the year, Geron also established a strong, multidisciplinary product development organization that includes clinical development, clinical operations, biostatistics, PKDM, and program management functions to successfully execute its oncology program plans.

“We’ve made significant progress in increasing the breadth of our clinical program and in expanding the capabilities of the oncology team, now headed by Dr. Fabio Benedetti, Geron’s chief medical officer for oncology,” said Dr. Okarma. “We’re currently in the fifth dosing cohort for the GRN163L CLL and solid tumor trials and we expect to conclude these studies knowing the dosing regimen appropriate for future Phase II trials. We also plan to initiate combination studies of GRN163L with standard of care chemotherapy in breast cancer and multiple myeloma. If the data are positive in the ongoing GRN163L single agent study in multiple myeloma, we plan to pursue a pivotal registration trial in that indication. With GRNVAC1, we’re now dosing patients and are excited about the potential of the prime-boost regimen that extends the duration of telomerase immunity. We appreciate Alan’s contributions in helping build our oncology team and programs during this eventful year.”

Dr. Colowick added, “Geron is well-positioned with its in-house oncology team to move GRN163L and GRNVAC1 forward through the development process. In my view, both therapeutic products have blockbuster potential. I am happy to have played a role in the expansion of what are very promising programs. I made the difficult decision to leave Geron because I have been presented with the opportunity to be CEO of a late-stage private company.”

About GRN163L

GRN163L is a short chain oligonucleotide that is unique in its resistance to nuclease digestion in blood and tissues and in its very high affinity and specificity for telomerase. The molecule has superior cellular and tissue penetration properties due to its proprietary manufacturing chemistry and its 5’ lipid chain. GRN163L has been demonstrated to have anti-tumor effects in a wide range of hematological and solid tumor pre-clinical models and appears to be unique in its observed effects on cancer stem cells: the rare chemotherapy-resistant cancer cells that may cause cancer recurrence.

About GRNVAC1

GRNVAC1 is an immunotherapeutic product made from autologous dendritic cells transfected with mRNA encoding telomerase protein and the lysosomal targeting signal, lysosome-associated membrane protein (LAMP). This autologous product is designed to induce cellular immune responses to telomerase, an antigen highly expressed in the nucleus of cancer cells and found on their surface but not expressed in most normal cells. Unlike other tumor targets, hTERT, the protein component of telomerase, is essential for maintaining the proliferative capacity and survival of the majority of tumor cell types.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell-based therapeutics, with its spinal cord injury treatment anticipated to be the first product to enter clinical development. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this news release regarding potential applications of GRN163L, GRNVAC1 and Geron’s telomerase technology and the potential size of the market addressable by GRN163L and GRNVAC1 constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators, maintenance of our intellectual property rights and the rate of acceptance by the medical community of our future products, if any. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2007.

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